Exhibit 10.1

[EXPLANATORY NOTE: “*” INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN

OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 12, 2007, by and between SILICON VALLEY BANK, a California-chartered bank, with a loan production office located at 230 W. Monroe, Suite 720, Chicago, Illinois 60606 (“Bank”) and STEREOTAXIS, INC., a Delaware corporation with its chief executive office located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of April 30, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of April 30, 2004, between Borrower and Bank, as amended by a First Loan Modification Agreement dated as of November 3, 2004, between Borrower and Bank, and as amended by a Second Loan Modification Agreement dated as of November 8, 2005, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting “Three Million Five Hundred Thousand Dollars ($3,500,000.00)” appearing in Section 2.1.2 (a) thereof, and inserting “Eight Million Dollars ($8,000,000.00)” in lieu thereof.

2.	The Loan Agreement shall be amended by deleting “Three Million Five Hundred Thousand Dollars ($3,500,000.00)” appearing in Section 2.1.3 thereof, and inserting “Eight Million Dollars ($8,000,000.00)” in lieu thereof.

3.	The Loan Agreement shall be amended by deleting “Three Million Five Hundred Thousand Dollars ($3,500,000.00)” appearing in Section 2.1.4 thereof, and inserting “Eight Million Dollars ($8,000,000.00)” in lieu thereof.

4.	The Loan Agreement shall be amended by deleting the following subsection (c) appearing in Section 2.1.1 thereof:

“(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate, and three-quarters of one percent (.75%).

and inserting in lieu thereof the following:

“(c) Interest Rate. The principal amounts outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate, and three-quarters of one percent (.75%); provided, however, if Borrower maintains an Adjusted Quick Ratio equal to or greater than 1.75 to 1.0 at all times during any calendar month, then commencing on the first calendar day following such calendar month, the interest rate shall be reduced to a floating per annum rate equal to the aggregate of the Prime Rate and one-quarter of one percent (.25%) for such calendar month and for each calendar month thereafter in which Borrower’s Adjusted Quick Ratio is equal to or greater than 1.75 to 1.0 at all times.”

5.	The Loan Agreement shall be amended by inserting the following new provision entitled “2007 Equipment Advances” to appear as Section 2.1.7 thereof:

“2.1.7 2007 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, through June 30, 2007, Bank shall make advances (each a “2007 Equipment Advance” and collectively, the “2007 Equipment Advances”) not exceeding the 2007 Equipment Line. No 2007 Equipment Advance may exceed 100% of the total invoice for the 2007 Eligible Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such 2007 Eligible Equipment. Borrower shall provide Bank with equipment invoices totaling the aggregate 2007 Equipment Advances made hereunder, on or before June 30, 2007. Borrower may only request a total of two (2) 2007 Equipment Advances under the 2007 Equipment Line. After repayment, 2007 Equipment Advances may not be reborrowed.

(b) Interest. The principal amount outstanding for each 2007 Equipment Advance shall accrue interest at the floating per annum rate equal to the aggregate of the Prime Rate and one percent (1.0%), which interest shall be payable monthly.

(c) Repayment. Each 2007 Equipment Advance is payable in: (i) thirty-six (36) consecutive equal monthly installments of principal, calculated by the Bank, based upon (A) the amount of such 2007 Equipment Advance, and (B) an amortization schedule equal to thirty-six (36) months, plus (ii) interest on the outstanding principal amount of such 2007 Equipment Advance at the rate set forth in Section 2.1.7(b), beginning on the first calendar day of the month following the month in which the Funding Date occurs and continuing thereafter on the first calendar day of each successive calendar month. All unpaid principal and accrued interest is due and payable in full on the 2007 Equipment Maturity Date. Payment received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

(d) Mandatory Prepayment Upon an Acceleration. If the 2007 Equipment Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Fee, and (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of Equipment Advances. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the 2007 Equipment Advances advanced by Bank under this Agreement, provided Borrower (i) delivers written notice to Bank of its election to prepay the 2007 Equipment Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Prepayment Fee, and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f) Borrowing Procedure. To obtain a 2007 Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which a 2007 Equipment Advance is to be made. The Borrower shall include with such notice a Payment/Advance Form signed by a Responsible Officer or designee.”

6.	The Loan Agreement shall be amended such that the provision entitled “Undisbursed Credit Extensions” shall be renumbered to appear as Section 2.1.8.

7.	The Loan Agreement shall be amended by inserting the following new provision to appear as subsection (e) of Section 6.2 thereof:

“(e) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank: (i) a bookings and backlog report, in form and substance acceptable to Bank, and (ii) a statement of cash balances and GAAP balances with ABN AMRO Bank

8.	The Loan Agreement shall be amended by deleting Section 6.6 entitled “Accounts” in its entirety, and inserting in lieu thereof the following:

“6.6 Accounts.

(a) In order to permit the Bank to monitor the Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary depository, operating, and securities accounts with Bank and a majority of the Borrower’s and such Subsidiaries cash or securities in excess of that amount used for Borrower’s or such Subsidiaries operations shall be maintained or administered through the Bank, with the exception of an account maintained with Abn Amro, provided that the maximum aggregate book value (in accordance with GAAP) of such account does not exceed One Million Dollars ($1,000,000.00) (the “Permitted Account”). In addition, Borrower shall, within fifteen (15) days following each month end in which the balance of such Permitted Account exceeds One Million Dollars ($1,000,000.00), transfer such excess cash to an account of Borrower maintained with Bank and/or Bank’s affiliates.

(b) With the exception of the Permitted Account, Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, with the exception of the Permitted Account for each such account that the Borrower or Guarantor at any time opens or maintains, Borrower shall, at the Bank’s request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.”

9.	The Loan Agreement shall be amended by deleting Section 6.7 entitled “Financial Covenants” in its entirety, and inserting in lieu thereof the following:

“6.7 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

(a) Adjusted Quick Ratio. To be tested as of the last day of each month, beginning with the month ending January 31, 2007, an Adjusted Quick Ratio of at least 1.25 to 1.0.

(b) Net Loss/Net Income. To be tested for any such period with respect to which Borrower is unable to provide Bank with satisfactory evidence that Borrower’s Adjusted Quick Ratio is equal to or greater than 1.75 to 1.0), Borrower’s (1) Net Losses shall not exceed: (A) ($*) for *, (B) ($*) for *, (C) ($*) for *, (D) ($*) for *, (E) ($*) for *, (F) ($*) for *, (G) ($*) for *, and (2) Net Income shall be at least $* for *, and as of the last day of each * thereafter.”

10.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““ Borrowing Base” is (i) eighty percent (80.0%) of Eligible Accounts plus (ii) eighty percent (80.0%) of Unbilled Eligible Accounts up to a maximum of One Million Dollars ($1,000,000.00), plus (iii) the lesser of forty percent (40.0%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Four Million Five Hundred Thousand Dollars ($4,500,000.00) as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.”

““Credit Extensions” is each Advance, Equipment Advance, 2005 Equipment Advance, Letter of Credit, F/X Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.”

““Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year, which shall include, without limitation, all short term and long term obligations and liabilities of Borrower to Bank.”

““Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts that the account debtor has not paid within one hundred twenty (120) days of invoice date;

(b) Accounts for an account debtor, fifty percent (50%) or more of whose Accounts have not been paid within one hundred twenty (120) days of invoice date;

(c) Credit balances over ninety (90) days from invoice date;

(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing. In addition, accounts for an individual account debtor, whose total obligations to Borrower exceed Eight Hundred Thousand Dollars ($800,000.00) shall be excluded;

(e) Accounts for which the account debtor does not have its principal place of business in the United States, unless those Accounts are billed and collected in the United States;

(f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof;

(g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the account debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k) Accounts for which Bank reasonably determines collection to be doubtful after inquiry and consultation with Borrower.”

““Eligible Inventory” is Borrower’s Inventory, including raw materials, located at its principal place of business (or any location permitted under Section 7.2) that complies with representations and warranties in Section 5.2, but does not include used, returned, obsolete, consigned, demonstrative or custom inventory, supplies, packing or shipping materials, or inventory pending approval by the Food and Drug Administration, but may include work in progress.”

““Funding Date” is any date on which an Equipment Advance or the 2005 Equipment Advance is made to or on account of Borrower.”

““Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, and soft costs approved by the Bank, including sales tax, freight and installation expenses. Unless otherwise agreed to by Bank, not more than (i) thirty percent (30.0%) of the proceeds of the Equipment Line shall be used to finance Other Equipment, and (ii) thirty-five percent (35.0%) of the proceeds of the 2005 Equipment Line shall be used to finance Other Equipment”

““Prepayment Fee” shall be an amount equal to :

(A)	In connection with the Equipment Line:

(i) for a prepayment made between the Closing Date and April 29, 2005, two percent (2.0%) of the principal amount repaid; or

(ii) for a prepayment made at any time after April 29, 2005 and prior to the scheduled payments of principal and interest hereunder, one percent (1.0%) of the principal amount repaid.

(B)	In connection with the 2005 Equipment Line:

(i) for a prepayment made at any time prior to the Maturity Date, Ten Thousand Dollars ($10,000.00).”

““Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.”

““Revolving Line” is an Advance or Advances of up to Ten Million Dollars ($10,000,000.00).”

““Revolving Maturity Date” is April 28, 2007.”

and inserting in lieu thereof the following:

““Borrowing Base” is (i) eighty percent (80.0%) of Eligible Accounts plus (ii) eighty percent (80.0%) of Eligible Foreign Accounts (which percentage shall be reduced to forty-percent (40.0%) for any period in which Borrower’s Adjusted Quick Ratio is less than 1.75 to 1.0 ), plus (iii) the lesser of forty percent (40.0%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or fifty percent (50.0%) of the aggregate Eligible Accounts and Eligible Foreign Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.”

““Credit Extensions” is each Advance, Equipment Advance, 2005 Equipment Advance, 2007 Equipment Advance, Letter of Credit, F/X Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.”

““Current Liabilities” are all Obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

““Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor has not been invoiced;

(b) Accounts that the account debtor has not paid within one hundred twenty (120) days of invoice date (except for Eligible Foreign Accounts that Siemens has not paid within one hundred eighty (180) days of invoice date and are sixty (60) days past due);

(c) Accounts for an account debtor, fifty percent (50%) or more of whose Accounts have not been paid within one hundred twenty (120) days of invoice date (except for Eligible Foreign Accounts that Siemens has not paid within one hundred eighty (180) days of invoice date and are sixty (60) days past due);

(d)	Credit balances over ninety (90) days from invoice date;

(e) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing. In addition, accounts for an individual account debtor, whose total obligations to Borrower exceed Two Million Dollars ($2,000,000.00) (except for Siemens, which shall not exceed Three Million Dollars ($3,000,000.00) shall be excluded;

(f) Accounts for which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof;

(h) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(j) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(k) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the account debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l) Accounts for which Bank reasonably determines collection to be doubtful after inquiry and consultation with Borrower.”

““Eligible Inventory” is Borrower’s Inventory, including raw materials, located at its principal place of business (or any location permitted under Section 7.2) that complies with representations and warranties in Section 5.2, but does not include used, returned, obsolete, consigned, demonstrative or custom inventory, supplies, packing or shipping materials, inventory located at outsource manufactures which are not subject to a waiver of security interest, inventory pending approval by the Food and Drug Administration, or work in progress.”

““Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

““Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, and soft costs approved by the Bank, including sales tax, freight and installation expenses. Unless otherwise agreed to by Bank, not more than (i) thirty percent (30.0%) of the proceeds of the Equipment Line shall be used to finance Other Equipment, (ii) thirty-five percent (35.0%) of the proceeds of the 2005 Equipment Line shall be used to finance Other Equipment, or (iii) thirty percent (30.0%) of the proceeds of the 2007 Equipment Line shall be used to finance Other Equipment.”

““Prepayment Fee” shall be an amount equal to :

(A)	In connection with the Equipment Line:

(i) for a prepayment made between the Closing Date and April 29, 2005, two percent (2.0%) of the principal amount repaid; or

(ii) for a prepayment made at any time after April 29, 2005 and prior to the scheduled payments of principal and interest hereunder, one percent (1.0%) of the principal amount repaid.

(B)	In connection with the 2005 Equipment Line:

(i) for a prepayment made at any time prior to the Maturity Date, Ten Thousand Dollars ($10,000.00).

(C)	In connection with the 2007 Equipment Line:

(i) for a prepayment made between the 2007 Closing Date and on or prior to March 11, 2008 (364 days from the 2007 Closing Date), two percent (2.0%) of the principal amount repaid; or

(ii) for a prepayment made at any time after March 11, 2008 (364 days from the 2007 Closing Date) and prior to the scheduled payments of principal and interest hereunder, one percent (1.0%) of the principal amount repaid.”

““Quick Assets” is, on any date, the Borrower’s unrestricted cash and securities maintained with Bank, plus net billed Eligible Accounts receivable and Eligible Foreign Accounts receivable.”

““Revolving Line” is an Advance or Advances of up to Twenty-Five Million Dollars ($25,000,000.00).”

““Revolving Maturity Date” is March 10, 2009 [date which is 728 days from this Loan Modification Agreement].”

11.	The Loan Agreement shall be amended by inserting the following definitions to appear alphabetically in Section 13.1 thereof:

““2007 Closing Date” is March 12, 2007 [date of this Loan Modification Agreement].

““2007 Eligible Equipment” is (a) new and used general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein and (b) Other Equipment that complies with all of Borrower’s representations and warranties to Bank and which is acceptable to Bank in all respects. “

““2007 Equipment Advance” or “2007 Equipment Advance” is defined in Section 2.1.7(a).”

““2007 Equipment Line” is a 2007 Equipment Advance or 2007 Equipment Advances in an amount not to exceed Two Million Dollars ($2,000,000.00).”

““2007 Equipment Maturity Date” is, for each 2007 Equipment Advance, the date which is thirty-five (35) months after the first calendar day of the month following the month in which the Funding Date occurs with respect to such 2007 Equipment Advance.”

““Adjusted Quick Ratio” shall mean a ratio of Quick Assets to Current Liabilities minus Deferred Revenue.”

““Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts, and that Bank approves in writing, in its sole and absolute discretion, on a case by case basis.”

““Net Income” means, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.”

““Net Loss” is determined in accordance with GAAP.”

““Permitted Account” is defined in Section 6.6(a).

““Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.”

12.	The Borrowing Base Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Borrowing Base Certificate attached as Exhibit A hereto.

13.	The Compliance Certificate appearing as Exhibit D to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

4. FEES. Borrower shall pay to Bank a 2007 Equipment Line Commitment Fee equal to Ten Thousand Dollars ($10,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF NEGATIVE PLEDGE AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement, shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of April 30, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

STEREOTAXIS, INC.		SILICON VALLEY BANK

By:	/S/ JAMES M. STOLZE	By:	/S/ ROBERT J. BLEE

Name:	James M. Stolze	Name:	Robert J. Blee

Title:	Vice President and Chief Financial Officer	Title:	Senior Relationship Manager

EXHIBIT A

BORROWING BASE CERTIFICATE

Borrower: Stereotaxis, Inc.

Lender: Silicon Valley Bank

Commitment Amount: $25,000,000.00

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of	$
2.	Additions (please explain on reverse)	$
3.	TOTAL ACCOUNTS RECEIVABLE	$
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 120 days due	$
5.	Siemens accounts over 180 days due and are 60 day past due
6.	Balance of 50% over 120 day accounts (except Siemens accounts over 180 days due and are 60 day past due)	$
7.	Credit balances over 90 days	$
8.	Concentration Limits (in excess of $2,000,000.00 for individual account debtors, except Siemens in excess of $3,000,000.00)	$
9.	Foreign Accounts
10.	Governmental Accounts	$
11.	Contra Accounts	$
12.	Promotion or Demo Accounts	$
13.	Intercompany/Employee Accounts	$
14.	Other (please explain on reverse)	$
15.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
16.	Eligible Accounts (#3 minus #15)	$
17.	LOAN VALUE OF ACCOUNTS ( 80% of #16)	$

ELIGIBLE FOREIGN ACCOUNTS
18.	Eligible Foreign Accounts	$
19.	LOAN VALUE OF ELIGIBLE FOREIGN ACCOUNTS (80% of #18, which shall be reduced to 40% of #18, if AQR <1.75: 1.0)	$

INVENTORY
20.	Inventory Value as of	$
21.	LOAN VALUE OF INVENTORY (lesser of 40% of #20 or 50% of #17 plus #19)	$

BALANCES
22.	Maximum Loan Amount	$
23.	Total Funds Available (Lesser of #22 or (#17 plus #19 and #21)	$
24.	Present balance owing on Line of Credit	$
25.	Outstanding under Sublimits (L/C, FX Contract, Cash Mgt. )	$
26.	RESERVE POSITION (#23 minus #24 and #25)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
Received by:
COMMENTS:			AUTHORIZED SIGNER
By:		Date:
	Authorized Signer	Verified:
AUTHORIZED SIGNER
Date:
		Compliance Status:	Yes No

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK

FROM: STEREOTAXIS, INC.

The undersigned authorized officer of Stereotaxis, Inc., (“Responsible Officer”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Responsible Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Monthly financial statements with CC	Monthly within 30 days		Yes No
Annual (CPA Audited) with CC	FYE within 120 days		Yes No
Inventory Report	Monthly within 30 days		Yes No
BBC A/R Agings	Monthly within 30 days		Yes No
Audit	Annually		Yes No
Bookings/Backlog Report	Monthly within 30 days		Yes No
Cash Balance/GAAP Balances (at Abn Ambro)	Monthly within 30 days		Yes No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Minimum Adjusted Quick Ratio	1.25:1.0	:1.0	Yes No
Maintain on a Quarterly Basis (tested when AQR <1.75:1.0)
Net Loss/Net Income	*	$	Yes No
*
*
*
*
*
*
*

Comments Regarding Exceptions: See Attached.	BANK USE ONLY
Sincerely,	Received by:
AUTHORIZED SIGNER
SIGNATURE	Date:
Verified:
TITLE		AUTHORIZED SIGNER
Date:
DATE	Compliance Status:	Yes No